Investor Contact:                                                                         Media Contact:

  Linda S. Lennox                                                                              George Koodray
  Director, Investor Relations                                                             Director, Public Affairs
  Tel: (908) 719-4222                                                                        Tel: (908) 470-4613
  llennox@nui.com                                                                            gkoodray@nui.com

For Immediate Release

NUI CORPORATION REPORTS SECOND QUARTER EARNINGS

Announces Decision to Exit Retail Energy Marketing

Bedminster, NJ - April 30, 2003 - NUI Corporation (NYSE:NUI) today reported earnings from continuing operations for the second quarter ended March 31, 2003, of $18.4 million, compared to $15.4 million for the same period last year.  Earnings per share from continuing operations for the second quarter rose 6.5 percent to $1.15, compared to $1.08 a year ago.  Results for the second quarter of 2003 include an additional 1.9 million shares of common stock outstanding, compared to the second quarter last year.

Net income, including discontinued operations and the cumulative effect of a change in accounting, for the second quarter ended March 31, 2003, was $12.2 million, or $0.76 per share, compared to $13.8 million, or $0.97 per share, a year ago.  Converting prior energy sales contracts and other energy trading contracts to accrual accounting as a result of Emerging Issues Task Force (EITF) 02-03 resulted in a one-time adjustment of $5.9 million, after tax, or $0.37 per share, to the company's fiscal 2003 second quarter earnings.  This adjustment is reflected as a cumulative effect of a change in accounting and does not impact income from continuing operations.

Fiscal year-to-date, earnings from continuing operations were $26.0 million versus $23.4 million for the same period in fiscal 2002.  Earnings per share from continuing operations for the six months ended March 31, 2003, were $1.62, compared to $1.66 a year ago.  Net income, including discontinued operations and the cumulative effect of accounting changes, for the first six months of fiscal 2003 was $19.3 million, or $1.20 per share, compared to $4.4 million, or $0.32 per share, for the same period last year.

NUI to Exit Retail Energy Marketing

Consistent with management's commitment to shed under-performing businesses, the company today announced that it will exit the retail energy marketing business.  NUI Energy posted a loss from continuing operations of $3.0 million, after tax, or $0.19 per share, during the second quarter of fiscal 2003 and a loss from continuing operations of $3.8 million, after tax, or $0.24 per share, for the first six months of fiscal 2003.  NUI is currently in negotiations to transfer ownership of NUI Energy's retail energy contracts.  Transfer of the accounts is anticipated to be completed during the third quarter of fiscal 2003.  "The volatility of NUI Energy's contribution to corporate results does not fit with our plan to reduce business risk and provide investors with more predictable earnings," said John Kean, Jr., NUI President and Chief Executive Officer.

"During 2002, we took steps to reposition the company.  Reducing debt levels, identifying ways to strengthen our balance sheet and narrowing our focus have been key elements of our plan.  Issuing equity and selling non-strategic assets were steps we completed during calendar 2002, which enabled us to reduce total debt by $108 million, or 19 percent.  Continuing the sale of non-strategic assets, ensuring that our balance sheet remains strong and improving the financial performance of our remaining operations are key objectives for this year," said Kean.

Consolidated Results for the Second Quarter

During the second quarter ended March 31, 2003, earnings from continuing operations increased $3.0 million, or $0.07 per share, as compared to second quarter 2002 results.  This increase was due primarily to higher gas sales as a result of colder temperatures, higher rates due to the successful conclusion of a rate case at Elizabethtown Gas Company, increased trading margins at the company's Energy Portfolio and Risk Management subsidiary due to both realized and unrealized gains, and lower interest expense.  Partially offsetting these increases were higher operation and maintenance expenses as a result of increased reserves for uncollectible customer receivables, higher pension costs, increases in fees associated with auditing, consulting, insurance and bank services, severance accruals, and operating losses at the company's non-regulated retail energy marketing entity.

Distribution Services

The company's Distribution Services segment increased second quarter margins by 12.3 percent to $68.5 million, compared to $61.0 million a year ago.  The improvement reflects temperatures that averaged 35 percent colder than last year's second quarter, the successful completion of a rate case at the company's largest gas distribution company in New Jersey, and customer growth.  Second quarter operating income decreased 9.0 percent to $28.6 million, compared to $31.4 million for the same period last year due to higher operation and maintenance expenses related to the colder temperatures, increased pension expense and a higher bad debt reserve.

Energy Asset Management

Second quarter margins in the company's Energy Asset Management segment increased by $11.2 million to $16.8 million.  This includes unrealized margins at NUI Energy Brokers associated with gas supply procurement contracts related to forecasted sales by NUI Energy.  Excluding the effect of the unrealized margins, segment operating margins would have increased by $4.9 million to $10.5 million.  Increased performance in this segment was primarily due to higher trading margins at NUI Energy Brokers.  Operating income increased to $13.2 million, compared to $2.5 million a year ago.

Retail and Business Services

Second quarter margins in the company's Retail and Business Services segment, which includes the company's retail energy marketing business referenced earlier, were $5.1 million, compared to $4.8 million in last year's second quarter.  Operating income was a loss of $4.8 million in the second quarter of fiscal 2003, primarily due to poor results at the company's retail energy marketing business, which the company is in the process of exiting.

Earnings Guidance

At the start of the fiscal year, the company provided earnings guidance of $1.40 to $1.50 per share.  Due to higher operation and maintenance expense and operating losses at NUI Energy, the company estimates that earnings per share could be approximately $0.25 to $0.30 lower than previous guidance.  This, however, excludes any gain or loss from the transaction to exit retail energy marketing.

 Conference Call Information

NUI will hold a live teleconference today, April 30, 2003, at 11:00 a.m. EST. The dial-in number for domestic investors is 1-800-915-4836 and 1-973-317-5319 for international callers.  Participants should dial in five minutes prior to the scheduled start time.  A taped replay of the call will be available beginning at 1:00 p.m. EST and ending on May 6, 2003, at 11:59 p.m. EST.  The dial-in number for the replay is 1-800-428-6051 for domestic callers and 1-973-709-2089 for international callers.  The pass code for the replay is 288731.

A live webcast of the call will be available on the company's website at www.nui.com.  Choose "Investor Relations" and then select the webcast icon on the Corporate Overview page.  Shortly following the live call, a replay will be archived on NUI's corporate website.

About NUI

NUI Corporation, based in Bedminster, NJ, is a diversified energy company that operates four natural gas utilities, as well as businesses involved in natural gas storage and pipeline activities; wholesale asset management; and other business services, including telecommunications.  Visit our web site at www.nui.com.

This press release contains forward-looking statements, including statements related to fiscal 2003 earnings guidance. These statements are based on management's current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, the company's ability to control operating expenses; the level of uncollectible receivables; the volatility of natural gas prices; the impact of transactions relating to the company's exit of the retail energy marketing business; economic conditions; weather fluctuations; and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words "expect," "believe," "project," "anticipate," "intend," "should," "could," "will," and variations of such words and similar expressions, are intended to identify forward-looking statements. We do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

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NUI CORPORATION  (NYSE:NUI)
SUMMARIZED CONSOLIDATED FINANCIAL INFORMATION
FOR THE PERIODS ENDED MARCH 31

(Thousands, except per share amounts)	Three Months		Six Months		Twelve Months
	2003	2002	2003	2002	2003	2002
Operating Revenues	$262,787	$185,271	$447,205	$346,490	$657,183	$591,120

Total Operating Margins	90,297	71,393	152,192	130,174	232,902	215,208
Operation & Maint. Expenses	42,267	29,485	75,455	57,282	139,033	112,220
Restructuring charges	---	---	---	1,203	---	1,203
Depreciation and Amortization	9,430	7,707	18,342	16,293	34,069	29,301
Other taxes	2,561	2,020	4,740	4,079	9,135	7,538
Operating income	36,039	32,181	53,655	51,317	50,665	64,946
Other Income (Expense)	244	190	659	497	454	1,241
Earnings Before Interest and Taxes (EBIT)	36,283	32,371	54,314	51,814	51,119	66,187
Interest Expense	4,821	5,598	10,129	11,139	20,226	22,043
Income Tax Expense	13,034	11,353	18,141	17,263	12,102	18,325
Net Income from Continuing Operations	18,428	15,420	26,044	23,412	18,791	25,819
Discontinued Operations, After Tax	(406)	(1,584)	(867)	(1,328)	(13,944)	(9,629)
Effect of Change in Accounting, After Tax	(5,869)	---	(5,869)	(17,642)	(5,869)	(17,642)
Net Income (Loss)	$12,153	$13,836	$19,308	$4,442	$(1,022)	$(1,452)
Earnings (Loss) per Share:
Basic & Diluted
Net Income from Continuing Operations	$1.15	$1.08	$1.62	$1.66	$1.18	$1.86
Discontinued Operations, After Tax	(0.02)	(0.11)	(0.05)	(0.09)	(0.87)	(0.69)
Effect of Change in Accounting, After Tax	(0.37)	---	(0.37)	(1.25)	(0.37)	(1.27)
Net Income	$0.76	$0.97	$1.20	$0.32	$(0.06)	$(0.10)
Weighted Average Number of Shares	16,073	14,218	16,049	14,069	15,925	13,907

 Certain reclassifications were made to conform to current year presentation.

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NUI CORPORATION  (NYSE:NUI)

SUMMARIZED SEGMENT OPERATING HIGHLIGHTS
FOR THE THREE MONTHS ENDED MARCH 31
(Dollars in thousands)

		2003			2002
	Distribution Services	Energy Asset Management	Retail & Business Services	Distribution Services	Energy Asset Management	Retail & Business Services

Revenue	$231,827	$17,041	$13,919	$169,969	$5,350	$9,952

Operating margins	68,469	16,777	5,051	60,981	5,600	4,813

Operating income	$28,603	$13,188	$(4,842)	$31,415	$2,481	$76

SUMMARIZED SEGMENT OPERATING HIGHLIGHTS
FOR THE SIX MONTHS ENDED MARCH 31
(Dollars in thousands)

		2003			2002
	Distribution Services	Energy Asset Management	Retail & Business Services	Distribution Services	Energy Asset Management	Retail & Business Services

Revenue	$397,448	$20,886	$28,871	$314,926	$14,729	$16,835

Operating margins	120,010	20,567	11,615	106,561	15,219	8,394

Operating income	$46,692	$14,015	$(5,584)	$46,773	$8,360	$(52)

 SUMMARIZED SEGMENT OPERATING INCOME HIGHLIGHTS
FOR THE TWELVE MONTHS ENDED MARCH 31
(Dollars in thousands)

		2003			2002
	Distribution Services	Energy Asset Management	Retail & Business Services	Distribution Services	Energy Asset Management	Retail & Business Services

Revenue	$567,968	$34,126	$55,089	$530,993	$26,999	$33,128

Operating margins	178,377	33,788	20,737	168,451	28,078	18,679

Operating income	$43,141	$19,862	$(9,095)	$51,509	$15,404	$3,311

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NUI CORPORATION (NYSE:NUI) OPERATING DATA FOR THE PERIODS ENDED MARCH 31
	Three Months	Six Months			Twelve Months
	2003	2002	2003	2002	2003	2002
Total Employees (at period end)	1,114	1,420

NJ Degree Days - Actual	2,860	2,116	4,688	3,423	5,238	3,973
Overall Degree Day Variance from NJ 20-Year Average in 2003 and NJ 30-Year Average in 2002	13% Colder	22% Warmer	11% Colder	24% Warmer	8% Colder	23% Warmer
Total Average Utility Customers Served by Continuing Operations	367,076	363,800	367,850	364,504	366,316	362,481
Utility Gas Sold or Transported by Continuing Operations (Bcf's)	29.6	25.4	53.4	45.3	83.1	73.7
Total Gas Sold or Transported by Continuing Operations (Bcf's)	55.2	56.3	111.7	102.8	187.6	175.2

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